Exhibit 10.6

MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT

between

Stocksfield Limited

and

iOra Software Limited

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THIS MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT (the “Agreement”) is entered into on 13th February 2017 and is effective as of the Effective Date set forth below.

BETWEEN:

(1)	Stocksfield Limited, a company incorporated in England and Wales under company number 07407915, whose registered office is Chapel House, 1-3 Chapel Street, Guildford, Surrey, GU1 3UH (the “Manager”),

 AND

(2)	iOra Software Limited, a company incorporated in England and Wales under company number 06355415, whose registered office is First Floor, 5 Meridian Office Park, Osborn Way, Hook, Hampshire, RG27 9HY (the “Company”)

(hereinafter jointly referred to as the “Parties” and, individually, as a “Party”).

WHEREAS, the Company wishes to engage the Manager to provide certain management and administrative support services to the Company on the terms set out herein.

NOW THEREFORE, the Parties have agreed as follows:

1.        APPOINTMENT AND EFFECTIVE DATE

1.1	The Company hereby confirms the appointment of the Manager to provide the general assistance and management services specified in this Agreement (the “Management Services”) to the Company and the subsidiaries of the Company listed on Schedule 1 to this Agreement, subject to the terms and conditions set forth in this Agreement, and the Manager accepts such appointment.

1.2	The effective date of this Agreement shall be 1st November 2016.

2.        BOARD OF DIRECTORS

2.1	The Manager shall always act in accordance with the direction of the Board of Directors of the Company (the “Board”) in providing the Management Services under this Agreement.

2.2	The Board may revoke any authorization granted to the Manager at any time in its sole discretion.

2.3	For clarity, no authority of the Board is delegated to the Manager by this Agreement.

3.        SERVICES

3.1	The Manager shall, throughout the term of this Agreement, provide such Management Services as the Company from time to time may specify.

3.2	Without prejudice to the generality of the foregoing, the Manager shall provide the following services to the Company:

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3.2.1	Corporate Governance Services

The Manager shall assist the Company in the provision of general company secretarial services, including, but not limited to, keeping statutory books and records, convening meetings of the members of the Company, and meetings of the Boards of Directors and the shareholders of the subsidiaries of the Company and preparing adequate documentation for such meetings.

3.2.2	Company Records

(a)	The Manager shall be responsible for the safekeeping and professional filing of all original corporate documents of the Company and subsidiaries of the Company.

(b)	The Manager shall establish and maintain an adequate and accessible archive either (or both) in electronic form or physical form of all documents relevant to the Company’s business.

3.2.3	Treasury Services

Subject to the terms of any pooling arrangements which may exist in relation to the Company and its assets:

(a)	The Manager may be authorized to operate the Company’s bank accounts in accordance with such principles as the Board from time to time shall approve. Pursuant to such authorization, the Manager may be entitled to open bank accounts in the Company’s name and enter into account agreements and all such other contracts or agreements as shall be required by the banks and others for this purpose.

(b)	The Manager shall be authorized to collect all amounts due from third parties to the Company on the Company’s behalf and shall be responsible for the establishment and follow-up of efficient procedures for the purpose of collecting any overdue amounts.

(c)	The Manager shall arrange for the Company to settle its debts and accounts payable to third parties as such fall due, while pursuing a satisfactory solution of any dispute in relation thereto on the Company’s behalf.

(d)	The Manager shall settle all inter-company accounts between the Company and other companies in the Stocksfield Group in accordance with such agreements and other documentation for payments as shall be in existence from time to time.

3.2.4	Financing

The Manager shall assist the Company in all matters relevant to the financing of the Company’s activities, including the identification of sources of potential financing, negotiation of financing arrangements, and coordination of financing with other Stocksfield Group companies for the benefit of the Company.

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3.2.5	Insurance

The Manager shall arrange to insure the vessels owned by the Company or its subsidiaries in accordance with the general guidelines and policies from time to time in force for coverage, insurers and terms for the insurance of vessels controlled by the Stocksfield Group. The Manager shall provide advice and assistance to the Company in filing and managing claims under all insurance policies procured for the vessels owned by the company or its subsidiaries (the “Vessels”) and the Company. The Manager shall provide general advice and assistance to the Company in the procurement of other insurance as may be necessary or prudent in order to comply with legal or contractual requirements, or otherwise prudently insure the risks of the Company.

3.2.6	Sale and Purchase of Assets

(a)	The Manager shall, in accordance with instructions from the Board, supervise the sale and purchase of assets on the Company’s behalf, including the completion of such transactions.

(b)	In respect of any sale or purchase of an asset, the Manager shall provide assistance which shall include, but not be limited to, arranging the financing in the case of a purchase and, if necessary, renegotiating existing financing, and in the case of a sale or purchase, arranging other contractual agreements required by the transaction and the general completion of the specific transaction.

(c)	The Manager shall assist the Board in reviewing the market for sale and purchase of assets and providing the Company with recommendations in this respect. Any contracts related to a sale or purchase of an asset shall always be subject to the final approval of the Board.

3.2.7	Disputes

The Manager shall provide general advice and assistance in the prosecution or defense of any and all legal proceedings by or against the Company, on the Company’s behalf and follow up the same in accordance with such instructions as shall be provided to the Manager in this respect by the Company.

3.2.8	Marketing Services

The Manager shall provide advice and assistance in the marketing of the Company’s products and services.

3.2.9	General Administrative Services

The Manager shall cause certain of its officers or other employees as the Board may from time to time request (collectively, the “Manager’s Employees”) to perform as officers of the Company or provide such general administrative services as may be required by the Company including accounting services, legal services, human resources, access to and consolidation of information, and advice and assistance in the general administration and management of the business, with all of the duties of officers of the Company as provided by the Board of Directors of the Company subject to the sole direction of the Board of Directors of the Company and subject to Section 9 hereof.

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4.        GENERAL CONDITIONS

The Manager shall be entitled to provide management services to other companies or entities. Such entities can either be other companies in the Stocksfield Group or third party entities.

5.        COMPENSATION

5.1	Each calendar month, the Company agrees to reimburse the Manager £35,000 (thirty five thousand pounds) for all costs and expenses reasonably incurred by the Manager (the “Costs and Expenses”) in connection with the provision of the Management Services by the Manager to the Company for such calendar month.

5.2	The Costs and Expenses shall be payable by the Company on a monthly basis, one month in arrears.

5.3	Upon request from the Company, the Manager shall produce a statement of the Costs and Expenses showing how the total calculation recharged to the Company was made.

5.4	This compensation will be reviewed by the Company and the Manager six months from the first Costs and Expenses invoice.

6.        INDEMNITY

6.1	The Company agrees to indemnify and keep the Manager and its officers, employees, agents and sub-contractors, indemnified against any and all liabilities, costs, claims, demands, proceedings, charges, actions, suits or expenses of whatsoever kind or character that may be incurred or suffered by any of them howsoever arising (other than by reason of fraud, gross negligence or wilful misconduct on the part of the Manager or any of its officers, employees, agents or sub-contractors,) in connection with the provisions of the Management Services or the performance of its duties hereunder. The Manager shall not be required to take any legal action on behalf of the Company unless being fully indemnified (to its reasonable satisfaction) for all costs and liabilities likely to be incurred or suffered by it as a consequence thereof.

6.2	The indemnities provided by the Company hereunder shall cover all reasonable costs and expenses payable or incurred by the Manager in connection with any claims.

6.3	To the extent the Manager is entitled to claim any indemnity in respect of amounts paid or discharged by the Manager pursuant to this Agreement, these indemnities shall take effect as an obligation of the Company to reimburse the Manager for making such payment or affecting such discharge.

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7.        TERM AND TERMINATION

This Agreement shall have an initial term of six (6) months unless terminated with thirty days written notice from one party to the other.

8.        MISCELLANEOUS

This Agreement may be executed in one or more signed counterparts, facsimile or otherwise, which shall together form one instrument.

9.        GOVERNING LAW AND JURSIDICTION

This Agreement shall be governed by and interpreted in accordance with English law. The Courts of England and Wales have exclusive jurisdiction to settle any disagreements between the two parties.

EXECUTED by	)	Stocksfield Holdings Limited on behalf of Stocksfield Limited
David Morgan	)
acting by a director:	)	/s/ David Morgan

EXECUTED by	)	iOra Software Limited
Mark Thompson	)
acting by a director:	)	/s/ Mark Thompson

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